Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in (i) Registration Statement Nos. 333-36856, 333-82486, 333-115633, 333-115634, 333-150680 of Enterprise Products Partners L.P. on Form S-8; (ii) Registration Statement No. 333-145709 of Enterprise Products Partners L.P. and Enterprise Products Operating LLC on Form S-3; and (iii) Registration Statement No. 333-142106 of Enterprise Products Partners L.P. on Form S-3 of our report dated March 2, 2009 relating to the consolidated financial statements of TEPPCO Partners, L.P. and subsidiaries as of December 31, 2008 and 2007 and for the three years ended December 31, 2008, appearing in this Current Report on Form 8-K of Enterprise Products Partners L.P.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
September 18, 2009